FOR IMMEDIATE RELEASE                           FOR MORE INFORMATION
JANUARY 30, 1997                                CONTACT: ROBERT P. MULREANEY
                                                         CHIEF FINANCIAL OFFICER

                                                          ANYA T. HARRIS
                                                          PUBLIC RELATIONS
                                                          (410) 234-0782


          PRIME RETAIL, INC. REPORTS REVISED FULL YEAR GAAP EARNINGS

    BALTIMORE -- Prime Retail, Inc. (NASDAQ: PRME, PRMEP) today announced revised GAAP earnings for the year ended December 31, 1996. Such GAAP earnings are revised from those reported by the Company on January 28, 1997. This revision had no effect on previously reported fourth quarter and full year funds from operations information. The revised earnings result from a reallocation of the second quarter 1996 extraordinary loss between minority interests and common shareholders. The effect of the reallocation is to reduce the net loss applicable to common shareholders for the year ended December 31, 1996 to $(6,175) or $(0.75) per common share from the previously announced $(9,437) or $(1.15) per common share.
    The following presents the Company's January 28, 1997 release with revised earnings information.










                                     --MORE--

FOR IMMEDIATE RELEASE                           FOR MORE INFORMATION
JANUARY 30, 1997                                CONTACT: ROBERT P. MULREANEY
                                                         CHIEF FINANCIAL OFFICER

                                                         ANYA T. HARRIS
                                                         PUBLIC RELATIONS
                                                         (410) 234-0782


           PRIME RETAIL, INC. REPORTS 29.3% INCREASE IN FOURTH QUARTER
                              FUNDS FROM OPERATIONS

     BALTIMORE -- Prime Retail, Inc. (NASDAQ: PRME, PRMEP) today announced its operating results for the fourth quarter and year ended December 31, 1996.
     In accordance with the new definition of funds from operations ("FFO") established by the National Association of Real Estate Investment Trusts in 1995, FFO before allocations to preferred shareholders and minority interests increased 29.3% to $9.7 million for the three months ended December 31, 1996, compared to $7.5 million for the three months ended December 31, 1995. On a primary basis, FFO per common share equivalent increased 66.7% to $0.30 for the three months ended December 31, 1996, compared to $0.18 for the three months ended December 31, 1995. On a fully diluted basis, FFO per common share equivalent increased 10.3% to $0.32 the three months ended December 31, 1996, compared to $0.29 for the three months ended December 31, 1995.
     Abraham Rosenthal, chief executive officer of the Company, stated: "We are very pleased with the 29.3% increase in FFO in the fourth quarter of 1996 when compared to the same period in 1995. Our fourth quarter results include the financial benefits associated with the recently completed acquisitions of Rocky Mountain Factory Stores, Kansas City Factory Outlets and our joint venture partner's 50.0% interest in Grove City Factory Shops and the openings of Buckeye Factory Shops and Carolina Factory Shops. 1996 was a very productive year for the Company, considering we completed a $43.2 million common stock secondary offering, exchanged 60% of our Series B preferred stock for common stock, completed a significant debt refinancing, opened 930,000 square feet of new outlet space and completed several strategic property acquisitions. The fundamentals of our business are sound and, therefore, we look forward to continued growth in future years."


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


PRIME RETAIL REPORTS FOURTH QUARTER RESULTS                               PAGE 2


     FFO before allocations to preferred shareholders and minority interests was $27.6 million for the year ended December 31, 1996, after deducting non-recurring charges of $6.1 million in the second quarter related to the debt refinancing, compared to $28.0 million for the year ended December 31, 1995. On a primary basis, FFO per common share equivalent increased 37.5% to $0.77 for the year ended December 31, 1996, compared to $0.56 for the year ended December 31, 1995. On a fully diluted basis, FFO per common share equivalent decreased 12.3% to $0.93 for the year ended December 31, 1996, compared to $1.06 for the year ended December 31, 1995. The non-recurring charge of $6.1 million related primarily to the write down of nonrefundable deferred financing fees and the unamortized cost of certain interest rate protection contracts. The non-recurring charge had no effect on distributable net cash flow of the Company.
     Income before allocations to preferred shareholders, minority interests and extraordinary loss (GAAP basis) was $7.0 million and $12.8 million for the years ended December 31, 1996 and 1995, respectively, and $3.7 million and $3.4 million for the three months ended December 31, 1996 and 1995, respectively.
     As previously announced, on November 1, 1996, the Company acquired Rocky Mountain Factory Stores and Kansas City Factory Outlets for an aggregate purchase price of $71.3 million. Rocky Mountain Factory Stores is located in Loveland, Colorado, which is approximately 35 miles north of Denver and contains approximately 328,000 square feet of GLA. Kansas City Factory Outlets is located in Odessa, Missouri, which is approximately 20 miles east of Kansas City and contains approximately 191,000 square feet of GLA. On November 8, 1996, the Company opened Phase II of Kansas City Factory Shops, which contains approximately 105,000 square feet of GLA. On November 1, 1996, the Company also finalized its previously announced agreement to purchase its joint venture partner's first mortgage and 50.0% partnership interest in Grove City Factory Shops. Grove City Factory Shops is located in Grove City, Pennsylvania, which is approximately 40 miles north of Pittsburgh and consists of approximately 415,000 square feet of GLA. On November 15, 1996, the Company opened Phase IV of Grove City Factory Shops containing approximately 118,000 square feet of GLA bringing the total project to 533,000 square feet of GLA. Grove City Factory Shops is the number one project in the Company's portfolio in terms of total GLA and sales per square foot which exceed $340.00 for the year ended December 31, 1996. The operating results of the Company for the three months ended December 31, 1996 include the results of these three acquisitions which closed on November 1, 1996. Prior to November 1, 1996, the Company accounted for its 50.0% investment in Grove City Factory Shops using the equity method of accounting. As a result of the Company's acquisition of its joint venture partner's 50.0% interest, the operating results of Grove City Factory Shops are now consolidated. Finally, on November 1, 1996, the Company completed a previously announced debt refinancing that provided $428.3 million of loan proceeds. Proceeds from this transaction were primarily used (i) to refinance debt under various credit facilities, (ii) to purchase Rocky Mountain Factory Stores, Kansas City Factory Outlets and Grove City Factory Shops, and (iii) loan costs, fees and working capital.


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


PRIME RETAIL REPORTS FOURTH QUARTER RESULTS                               PAGE 3


     During the year ended December 31, 1996, the Company opened 930,000 square feet of GLA as summarized in the following table:

-----------------------------------------------------------------------------------------------------------------------------
CENTER                                         GLA                  OPENING DATE               LOCATION
-------------------------------------       ------------       -------------------------       ------------------------------
THIRD QUARTER OPENINGS

Arizona Factory Shops                          109,000              September 26               Phoenix, Arizona
Ohio Factory Shops                              35,000                August 29                Jeffersonville, Ohio
Magnolia Bluff Factory Shops                    21,000                 July 28                 Darien, Georgia
Triangle Factory Shops                           6,000                 July 19                 Raleigh-Durham, North Carolina
                                               -------
     Total third quarter                       171,000

FOURTH QUARTER OPENINGS

Carolina Factory  Shops                        235,000               November 8                Gaffney, South Carolina
Buckeye Factory Shops                          205,000               November 22               Medina County, Ohio
Grove City Factory Shops                       118,000               November 15               Grove City, Pennsylvania
Kansas City Factory Outlets                    105,000               November 8                Odessa, Missouri
Gulfport Factory Shops                          40,000               November 1                Gulfport, Mississippi
Gulf Coast Factory Shops                        30,000               October 18                Ellenton, Florida
Indiana Factory Shops                           26,000               November 14               Daleville, Indiana
                                               -------
     Total fourth quarter                      759,000
     TOTAL - 1996                              930,000

=============================================================================================================================

     For the year ended December 31, 1996, same-space sales in centers owned by the Company increased 0.4% to $233.00 per square foot compared to $232.00 per square foot for the year ended December 31, 1995. Same-space sales is defined as weighted average sales per square foot reported by merchants for space open since January 1, 1995.
     On January 16, 1997, the board of directors approved a dividend of $0.295 per common share payable on February 15, 1997 to common shareholders of record on February 3, 1997. The dividend covers the period from October 1, 1996 through December 31, 1996. The dividend is the pro rata equivalent of an annual dividend of $1.18 per share. In addition, the board approved a dividend of $0.53125 per share on the 8.5% Series B Preferred Stock. This dividend is payable on February 15, 1997 to Series B Preferred shareholders of record on February 3, 1997. The dividend covers the period from November 16, 1996 through February 15, 1997. The dividend is the pro rata equivalent of an annual dividend of $2.125 per share. The board further approved a dividend of $0.65625 per share on the 10.5% Series A Senior Cumulative Preferred Stock. This dividend is payable on February 15, 1997 to Series A Preferred shareholders of record on February 3, 1997. The dividend covers the period from November 16, 1996 through February 15, 1997. The dividend is the pro rata equivalent of an annual dividend of $2.625 per share.
     Based on the old definition of funds from operations ("old FFO"), old FFO before allocations to preferred shareholders and minority interests increased 17.6% to $10.5 million for the three months ended December 31, 1996, compared to $8.9 million for the three months ended December 31, 1995. On a primary basis, old FFO per common share equivalent increased 13.3% to $0.34 for the three months ended December 31, 1996, compared to $0.30 for the three months ended December 31, 1995. On a fully diluted basis, old FFO per common share equivalent



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


PRIME RETAIL REPORTS FOURTH QUARTER RESULTS                               PAGE 4


decreased 2.8% to $0.35 for the three months ended December 31, 1996, compared to $0.36 for the three months ended December 31, 1995. The fourth quarter 1996 old FFO results represent the second consecutive quarter that parity was achieved in the amount of dividends and distributions that will be paid to both common shareholders and unit holders at $0.295 per share.
     For the year ended December 31, 1996, the dividends and distributions paid to shareholders are taxable as summarized in the following table:

---------------------------------------------------------------------------------------------------------------------------------
                     SECURITY                              RETURN OF CAPITAL                            ORDINARY INCOME
----------------------------------------------       -------------------------------        -------------------------------------
     Common Stock                                                100.0%                                        -

     10.5% Series A Cumulative Preferred
     Stock                                                         -                                         100.0%

     8.5% Series B Cumulative Participating
     Convertible Preferred Stock
                                                                 61.98%                                      38.02%
=================================================================================================================================

     Prime Retail is a self-administered, self-managed real estate investment trust engaged in the ownership, development, and management of factory outlet centers. Prime Retail's outlet center portfolio consists of 21 outlet centers in 16 states, which total approximately 5.8 million square feet of GLA as of December 31, 1996. As of December 31, 1996, Prime Retail's factory outlet center portfolio was approximately 91% leased. Prime Retail has been a developer of factory outlet centers since 1988. For additional information, visit Prime Retail's web site at: http://www.primeretail.com.


                                --TABLES FOLLOW--

PRIME RETAIL, INC.                                                                                                          PAGE 5
SELECTED FINANCIAL DATA (UNAUDITED)
Amounts in thousands except per share and unit information

GAAP BASIS

                                                                   Three Months Ended                     Year Ended
                                                                      December 31                        December 31
                                                           ----------------------------------- ---------------------------------
                                                                1996              1995              1996             1995
                                                           ---------------- ------------------ ---------------- ----------------
STATEMENTS OF OPERATIONS

REVENUES
Base rents                                                       $  16,293          $  12,659        $  54,710        $  46,368
Percentage rents                                                       710                399            1,987            1,520
Tenant reimbursements                                                7,181              6,151           25,254           22,283
Income from investment partnerships                                    380                537            1,239            1,729
Interest and other                                                   1,364              1,583            5,850            5,498
                                                                 ---------           --------         --------         --------
   TOTAL REVENUES                                                   25,928             21,329           89,040           77,398

EXPENSES
Property operating                                                   5,885              4,962           20,421           17,389
Real estate taxes                                                    1,434                911            5,288            4,977
Depreciation and amortization                                        5,678              4,177           19,256           15,438
Corporate general and administrative                                 1,186              1,438            4,018            3,878
Interest                                                             7,142              5,842           24,485           20,821
Other charges                                                          899                630            8,586            2,089
                                                                 ---------           --------         --------         --------
   TOTAL EXPENSES                                                   22,224             17,960           82,054           64,592
                                                                 ---------           --------         --------         --------

INCOME BEFORE MINORITY INTERESTS AND
  EXTRAORDINARY ITEM                                                 3,704              3,369            6,986           12,806
(Income) loss allocated to minority interests                       (2,568)             1,213            2,092            5,364
                                                                 ---------           --------         --------         --------
INCOME BEFORE EXTRAORDINARY ITEM                                     1,136              4,582            9,078           18,170
Extraordinary item - loss on early
  extinguishment of debt, net of minority
  interests in the amount of $3,263                                      -                  -           (1,017)               -
                                                                 ---------           --------         --------         --------
NET INCOME                                                           1,136              4,582            8,061           18,170
Income allocated to preferred shareholders                           3,000              5,236           14,236           20,944
                                                                 ---------           --------         --------         --------
LOSS ALLOCATED TO COMMON SHAREHOLDERS                            $  (1,864)          $   (654)        $ (6,175)        $ (2,774)
                                                                 ==========          ========         ========         ========
PER COMMON SHARE (1):
  Loss before extraordinary item                                 $   (0.14)          $  (0.23)        $  (0.63)        $  (0.96)
  Extraordinary item                                                     -                  -            (0.12)               -
                                                                 ---------           --------         --------         --------
  Net loss                                                       $   (0.14)          $  (0.23)        $  (0.75)        $  (0.96)
                                                                 =========           ========         ========         ========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                          13,405              2,875            8,221            2,875
                                                                 =========           ========         ========         ========

SELECTED BALANCE SHEET DATA

                                                                      December 31
                                                           -----------------------------------
                                                                1996              1995
                                                           ---------------- ------------------

Rental properties before accumulated depreciation                 $643,873           $454,480
Cash and cash equivalents                                            3,924             14,927
Total assets                                                       666,803            462,405
Mortgage and other debt                                            499,523            305,954
Total liabilities                                                  527,596            326,465
Shareholders' equity                                               139,207            121,484

                                --TABLES CONTINUE--

PRIME RETAIL, INC.                                                                                                       PAGE 6
SELECTED FINANCIAL DATA (UNAUDITED) -- CONTINUED
Amounts in thousands except per share and unit information

FUNDS FROM OPERATIONS (FFO) AND DIVIDEND DISTRIBUTION SUMMARY

                                                                   Three Months Ended                     Year Ended
                                                                      December 31                        December 31
                                                           ----------------------------------- ---------------------------------
                                                                1996              1995              1996             1995
                                                           ---------------- ------------------ --------------- -----------------

RECONCILIATION OF GAAP INCOME
TO FFO (NEW AND OLD DEFINITION)

Income before minority interests
  and extraordinary item (GAAP basis)                           $    3,704         $    3,369      $    6,986         $  12,806
Adjustments:
   Depreciation and amortization                                     5,678              4,177          19,256            15,438
   Amortization of deferred financing costs and
     interest rate protection contracts                                696              1,213           3,723             4,524
   Non-cash charges                                                                         -           6,131                 -
                                                                         -
   Unconsolidated joint venture adjustments                            388                144           2,052               365
                                                                 ---------           --------        --------          --------
Distributable net cash flow(2)                                      10,466              8,903          38,148            33,133
   Non-cash charges                                                      -                  -          (6,131)                -
                                                                 ---------           --------        --------          --------
FFO - Old Definition(3)                                             10,466              8,903          32,017            33,133
   Non-real estate depreciation
    and amortization                                                  (773)            (1,407)         (4,380)           (5,137)
                                                                 ---------           --------        --------          --------

FFO - New Definition(3)                                         $   9,693           $  7,496         $ 27,637          $ 27,996
                                                                =========           ========         ========          ========

DIVIDEND DISTRIBUTION SUMMARY

Distributable net cash flow                                     $  10,466          $    8,903       $  38,148         $  33,133
Preferred stock dividend - Series A                                (1,509)             (1,509)         (6,038)           (6,038)
                                                                ---------            --------        --------          --------
                                                                    8,957               7,394          32,110            27,095
Payout reserves (4)                                                (1,003)               (739)         (3,347)           (2,710)
                                                                ---------            --------        --------          --------
                                                                    7,954               6,655          28,763            24,385
Preferred stock dividend - Series B                                (1,491)             (3,727)         (8,199)          (14,907)
                                                                ---------            --------        --------          --------
                                                                    6,463               2,928          20,564             9,478
Common stock dividend                                              (3,954)               (848)        (12,711)           (3,392)
                                                                ---------            --------        --------          --------
                                                                    2,509               2,080           7,853             6,086
Distribution adjustment(5)                                              -                   -           1,117                 -
                                                                ---------            --------        --------          --------
Total distribution to limited partners                          $   2,509            $  2,080        $  8,970          $  6,086
                                                                =========            ========        ========          ========

Per share/unit amounts:
  Preferred stock
    Series A                                                    $   0.656            $  0.656        $  2.625          $  2.625
                                                                =========            ========        ========          ========
    Series B                                                    $   0.531            $  0.531        $  2.125          $  2.125
                                                                =========            ========        ========          ========
  Common stock(6)                                               $   0.295            $  0.295        $  1.180          $  1.180
                                                                =========            ========        ========          ========
  Limited partner units(6)                                      $   0.295            $  0.226        $  1.036          $  0.660
                                                                =========            ========        ========          ========

                                --TABLES CONTINUE--

PRIME RETAIL, INC.                                                                                                       PAGE 7
SELECTED FINANCIAL DATA (UNAUDITED) -- CONTINUED
Amounts in thousands except per share and unit information

FUNDS FROM OPERATIONS (FFO) AND DIVIDEND DISTRIBUTION SUMMARY--(CONTINUED)

FUNDS FROM OPERATIONS SUMMARY - NEW DEFINITION


                                                                   Three Months Ended                     Year Ended
                                                                      December 31                        December 31
                                                           ----------------------------------- ---------------------------------
                                                                1996              1995              1996             1995
                                                           ---------------- ------------------ --------------- -----------------

FFO - New Definition                                            $    9,693         $    7,496       $  27,637         $  27,996
Minority interests                                                     (60)               (45)           (248)             (276)
                                                                 ---------            --------        --------          --------
                                                                     9,633              7,451          27,389            27,720
Preferred stock dividends
  Series A                                                         (1,509)            (1,509)         (6,038)           (6,038)
  Series B                                                         (1,491)            (3,727)         (8,199)          (14,907)
                                                                ---------            --------        --------          --------
                                                                    6,633              2,215          13,152             6,775
Allocation to limited partners                                     (2,509)            (2,080)         (7,853)           (6,086)
                                                                ---------            --------        --------          --------

Allocation to common shares outstanding                         $   4,124            $    135        $  5,299          $    689
                                                                =========            ========        ========          ========

FFO per common share outstanding(6)(7)                          $    0.31            $   0.05        $   0.64          $   0.24
                                                                =========            ========        ========          ========

FFO per common share equivalent - primary(6)(8)                 $    0.30            $   0.18        $   0.77          $   0.56
                                                                =========            ========        ========          ========

FFO per common share equivalent - fully diluted(6)(9)           $    0.32            $   0.29        $   0.93          $   1.06
                                                                =========            ========        ========          ========

Weighted Average Shares and Units Outstanding

Common Shares                                                      13,405              2,875           8,221             2,875
Limited partner common units                                        8,505              9,221           8,855             9,221
                                                                ---------           --------        --------          --------
  Total primary shares                                             21,910             12,096          17,076            12,096
Series B convertible preferred shares                               3,356              8,391           5,805             8,391
                                                                ---------           --------        --------          --------
  Total fully diluted shares                                       25,266             20,487          22,881            20,487
                                                                =========           ========        ========          ========

                                --TABLES CONTINUE--

PRIME RETAIL, INC.                                                                                                       PAGE 8
SELECTED FINANCIAL DATA (UNAUDITED) -- CONTINUED
Amounts in thousands except per share and unit information

FUNDS FROM OPERATIONS (FFO) AND DIVIDEND DISTRIBUTION SUMMARY--(CONTINUED)

FUNDS FROM OPERATIONS SUMMARY - OLD DEFINITION

                                                                   Three Months Ended                     Year Ended
                                                                      December 31                        December 31
                                                           ----------------------------------- ---------------------------------
                                                                1996              1995              1996             1995
                                                           ---------------- ------------------ --------------- -----------------

FFO - Old Definition                                            $  10,466         $    8,903       $  32,017         $  33,133
Minority interests                                                    (62)               (70)           (253)             (280)
                                                                ---------           --------        --------          --------
                                                                   10,404              8,833          31,764            32,853
Preferred stock dividends
  Series A                                                         (1,509)            (1,509)         (6,038)           (6,038)
  Series B                                                         (1,491)            (3,727)         (8,199)          (14,907)
                                                                ---------           --------        --------          --------
                                                                    7,404              3,597          17,527            11,908
Allocation to limited partners                                     (2,509)            (2,080)         (7,853)           (6,086)
                                                                ---------           --------        --------          --------

Allocation to common shares outstanding                         $   4,895           $  1,517        $  9,674          $  5,822
                                                                =========           ========        ========          ========

FFO per common share outstanding(6)(7)                          $    0.37           $   0.53        $   1.18          $   2.03
                                                                =========           ========        ========          ========

FFO per common share equivalent - primary(6)(8)                 $    0.34           $   0.30        $   1.03          $   0.98
                                                                =========           ========        ========          ========

FFO per common share equivalent - fully diluted(6)(9)           $    0.35           $   0.36        $   1.12          $   1.31
                                                                =========           ========        ========          ========

Weighted Average Shares and Units Outstanding

Common Shares                                                      13,405              2,875           8,221             2,875
Limited partner common units                                        8,505              9,221           8,855             9,221
                                                                ---------           --------        --------          --------
  Total primary shares                                             21,910             12,096          17,076            12,096
Series B convertible preferred shares                               3,356              8,391           5,805             8,391
                                                                ---------           --------        --------          --------
  Total fully diluted shares                                       25,266             20,487          22,881            20,487
                                                                =========           ========        ========          ========

                                --TABLES CONTINUE--

PRIME RETAIL, INC.                                                        PAGE 9
SELECTED FINANCIAL DATA (UNAUDITED) -- CONTINUED
Amounts in thousands except per share and unit information

FUNDS FROM OPERATIONS (FFO) AND DIVIDEND DISTRIBUTION SUMMARY --CONTINUED

Notes:

(1) Net loss per common share (GAAP basis) is net of applicable preferred dividends. Fully diluted per share amounts (GAAP basis) are not presented since the effect would be anti-dilutive.

(2) In accordance with its Partnership Agreement, Prime Retail, L.P. excludes non-cash charges in determining its distributable net cash flow.

(3)  Funds from operations  means net income (loss) (computed in accordance with
     GAAP), excluding gains or losses from debt restructuring and sales of real property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. In March 1995, the National Association of Real Estate Investment Trusts established guidelines clarifying the definition of FFO (as modified, the "New Definition"). For the Company, the primary impact of reporting FFO under the New Definition is a reduction in FFO since the amortization of capitalized debt costs and depreciation of non-real estate assets are not added back to income before allocations to minority interests (GAAP basis).

(4)  Includes reserves for capital expenditures and working capital.

(5) In accordance with the Partnership Agreement, dividends paid on newly issued shares of common stock are not subtracted in connection with calculating the amount to be distributed to the limited partners to the extent such newly issued shares were not issued and outstanding for the entire quarter.

(6) In accordance with its Partnership Agreement, Prime Retail, L.P. will pay a preferential distribution of $0.295 in each quarter for each common unit held by Prime Retail, Inc. (the total of such units is equal to the number of outstanding common shares of the Company) before any distribution is paid for the common units held by the Limited Partners. After payment of the preferential distribution to Prime Retail, Inc., up to $0.295 will be distributed for each common unit held by the Limited Partners. Any additional distributions will be allocated pro rata among the common units held by the Company and by the Limited Partners. The preferential distribution for common units held by the Company will terminate after Prime Retail, L.P. has paid quarterly distributions of at least $0.295 on all common units (21,910 common units after giving effect to the exchange offer and the secondary common stock offering) during four successive quarters without distributing to the Convertible Preferred Units and common units more than 90% of FFO after the payment of distributions to the Senior Preferred Units in any such quarter. Once the preferential distribution is terminated, distributions with respect to the common units held by Prime Retail, Inc. and the Limited Partners will be pro rata to the holders thereof. Accordingly, FFO must equal at least $10,347 (or $0.335 per common share equivalent-primary) for four successive quarters to terminate the preferential distribution to the Company. For purposes of determining the amount of distributions to the Limited Partners and whether the Company's FFO is sufficient to terminate the preferential distribution, FFO is calculated based on the old definition of Funds from Operations.

(7) "FFO per common share outstanding" is equal to FFO after minority interests less Series A and Series B preferred dividends and distributions to limited partners divided by the weighted average number of common shares outstanding.

(8) "FFO per common share and common share equivalent-primary" is equal to FFO after minority interests less Series A and Series B preferred dividends divided by the total of (a) the weighted average number of common shares and (b) the weighted average number of limited partner common units.

(9) "FFO per common share and common share equivalent-fully diluted" is equal to FFO after minority interests less Series A preferred dividends divided by the total of (a) the weighted average number of common shares, (b) the weighted average number of limited partner common units and (c) the weighted average number of common share equivalents assuming a full conversion of all Series B convertible preferred shares.

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